EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.                    Investors
Elliot Maza                                        Betsy Brod/Jonathan Schaffer
Chief Financial Officer                            Brod & Schaffer, LLC
(914) 785-4742                                     212.750.5800

                                                   Media
                                                   Dan Budwick
                                                   BMC Communications
                                                   212.477.9007 ext.14

            EMISPHERE TECHNOLOGIES ANNOUNCES LICENSING AGREEMENT WITH NOVARTIS PHARMA AG FOR ORAL FORMULATION OF HUMAN GROWTH
                                    HORMONE

Tarrytown, NY - September 23, 2004 --- Emisphere Technologies, Inc. (NASDAQ:
EMIS) announced today that it has entered into a licensing agreement with Novartis Pharma AG (NYSE:NVS) to develop an oral formulation of recombinant human growth hormone (rhGH).

The companies formed the agreement following successful completion of pre-clinical feasibility studies for rhGH with Emisphere's eligen(R) technology. Emisphere has identified delivery agents that can deliver therapeutically sufficient levels of rhGH to the blood stream when administered orally. The lead carrier for rhGH has completed extensive formulation and preclinical safety studies.

This collaboration marks the second between the two companies. In 2000 Emisphere and Novartis entered into a license agreement for the development of oral salmon calcitonin for the treatment of osteoporosis.

Under the terms of the new agreement, Novartis will pay Emisphere up to $34 million during the course of product development, and a royalty increasing to double-digit rates based upon sales. Including the initial payment, Emisphere could receive up to $6 million over the course of the next year.

Emisphere will work with Novartis to initiate clinical trials of a convenient, oral human growth hormone product using its eligen(R) technology. Novartis will fully fund the program including all clinical studies.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer, Emisphere Technologies, Inc., commented, "We are extremely pleased to expand on our successful relationship with Novartis. This new agreement again demonstrates the technical expertise contained within Emisphere and the value of our eligen(R) technology. "

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ABOUT THE ELIGEN(R) TECHNOLOGY

Emisphere's broad-based oral drug delivery technology platform, known as the eligen(R) technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE(R) delivery agents, or "carriers". These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere's eligen(R) technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.


ABOUT HUMAN GROWTH HORMONE

Many children and adults suffer from growth hormone deficiency. Growth hormone is necessary to stimulate growth in children by promoting the growth of muscle and bone. In adults, growth hormone maintains muscle and bone quality. Recombinant human growth hormone (rhGH) has been available for several years but must be administered by injection. Prescribed dosing regimens range from three to seven injections per week, and may continue for several years. The annual sale of injectable growth hormone products is currently estimated at over $2 billion.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. (NASDAQ: EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere's business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen(R) technology to those drugs or licensing its eligen(R) technology to partners who typically apply it directly to their marketed drugs. Emisphere's eligen(R) technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

CONFERENCE CALL INFORMATION

Emisphere will hold a teleconference to discuss this announcement on September 23, 2004 beginning at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). A replay of the call will be accessible approximately 2 hours following the end of the call and will be archived through September 30, 2004.

The dial-in information is as follows:

                in the U.S. and Canada please dial: 800-231-5571
                  outside of the U.S. please dial: 973-582-2703

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        A replay of this call will be available 2 hours after the call is completed, and will be accessible for one week, thereafter.
                            To listen to this replay
                in the U.S. and Canada please dial: 877-519-4471
                  outside of the U.S. please dial: 973-341-3080
                  Reference call identification number: 5214675

Emisphere will be simultaneously webcasting this teleconference. To access the live broadcast in listen-only mode, please go to the investor relations portion of the Company's website at http://www.emisphere.com/ir.asp. Please visit these sites at least five minutes prior to start time for instructions. A replay of the call will also be available on the Company's website through September 30, 2004.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 29, 2004.
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